Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-143793

                              BigString Corporation

                              PROSPECTUS SUPPLEMENT

                                    Number 6

                                       to

                       Prospectus dated November 13, 2007

                                       of

                              BIGSTRING CORPORATION

                        18,524,866 Shares of Common Stock

             ------------------------------------------------------

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString's common stock. We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008 and the prospectus supplement number 5 dated February 12, 2008. This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented. The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation (1) has entered into a subscription agreement with several accredited investors pursuant to which BigString Corporation has received $700,000 in financing; and (2) has retained OTC Financial Network, a division of National Financial Communications Corp., to direct a comprehensive investor relations campaign.

This prospectus supplement includes the attached Current Report on Form 8-K, without exhibits, which was filed with the Securities and Exchange Commission on March 6, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus supplement is March 6, 2008

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):


                                February 29, 2008


                              BIGSTRING CORPORATION
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)


           Delaware                       000-51661              20-0297832
-------------------------------------------------------------------------------
(State or other jurisdiction of          (Commission            (IRS Employer
        incorporation)                  File Number)         Identification No.)

 3 Harding Road, Suite E, Red Bank, New Jersey                      07701
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)

       Registrant's telephone number, including area code: (732) 741-2840



         ---------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 - Registrant's Business and Operations

         Item 1.01.  Entry into a Material Definitive Agreement.
         ---------   ------------------------------------------

         On February 29, 2008, BigString Corporation ("BigString") entered into a Subscription Agreement, a copy of which is attached hereto as Exhibit 10.44 (the "Subscription Agreement"), with Whalehaven Capital Fund Limited, Alpha Capital Anstalt and Excalibur Small Cap Opportunities LP (collectively, the "Subscribers"), pursuant to which the Subscribers have purchased convertible promissory notes in the aggregate principal amount of $700,000, which promissory notes are convertible into shares of BigString's common stock, par value $0.0001 per share ("Common Stock"), and warrants to purchase up to 2,333,333 shares of BigString's Common Stock. Each promissory note has a term of three years and accrues interest at a rate of six percent (6%) annually. The holder of a convertible promissory note shall have the right from and after the issuance thereof until such time as the convertible promissory note is fully paid, to convert any outstanding and unpaid principal portion thereof into shares of Common Stock at a conversion price of $0.15 per share. The conversion price and number and kind of shares to be issued upon conversion of the convertible promissory notes are subject to adjustment from time to time as more fully set forth in the Form of Convertible Note attached hereto as Exhibit 4.3. A description of the warrants is provided under Item 3.02 below.

         BigString has also agreed to pay Gem Funding LLC (the "Finder") an aggregate finder's fee equal to $56,000 and to issue a warrant to the Finder to purchase an aggregate of 373,333 shares of BigString's Common Stock. The Finder's warrant(s) shall be similar to and carry the same rights as the warrants issuable to the Subscribers.

         BigString will not be required to register the shares of Common Stock issuable upon the conversion of one or more of the convertible promissory notes, nor the shares of Common Stock issuable upon the exercise of any warrants, however, the Subscribers will be afforded certain piggyback registration rights. BigString has also agreed to timely file all quarterly and annual reports so that Rule 144 may be available to the Subscribers. For each month this condition is not met, BigString will pay liquidated damages equal to two percent (2%) of the principal amount of the convertible promissory notes then outstanding. BigString has further agreed to pay certain liquidated damages to the Subscribers should the shares of Common Stock issuable upon the conversion of one or more of the convertible promissory notes or exercise of the warrants are not timely delivered.

Section 3 - Securities and Trading Markets

         Item 3.02. - Unregistered Sales of Equity Securities.
         ---------    ---------------------------------------

         As set forth under Item 1.01 above, BigString has issued warrants to purchase up to 2,333,333 shares of BigString's Common Stock to the Subscribers and a warrant to purchase an aggregate of 373,333 shares of Common Stock to the Finder. In connection with the issuance of the warrants to purchase Common Stock, BigString relied on an exemption from registration for a private transaction not involving a public distribution provided by Section 4(2) of the Securities Act of 1933, as amended.

         Each of the warrants issued to the Subscribers and the Finder, respectively, have a term of five years from February 29, 2008 and was fully vested on the date of issuance. The warrants are exercisable at $0.15 per share of Common Stock. The number of shares of Common Stock underlying each warrant and the exercise price are subject to certain adjustments more particularly described in the Form of Common Stock Purchase Warrant attached as Exhibit B to the Subscription Agreement being filed herewith.

Section 8 - Other Information

         Item 8.01.     Other Events.
         ---------      ------------

         On March 6, 2008, BigString issued a press release announcing that it has closed on a financing in the amount of $700,000 consisting of the private placement of unregistered convertible promissory notes and warrants to certain accredited subscribers. A description of the financing is provided under Item
1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

         On March 6, 2008, BigString issued an additional press release announcing that it has retained OTC Financial Network, a division of National Financial Communications Corp., to direct a comprehensive investor relations campaign. A copy of the press release is attached hereto as Exhibit 99.2.

Section 9 - Financial Statements and Exhibits

         Item 9.01.     Financial Statements and Exhibits.
         ---------      ---------------------------------

              (d)       Exhibits:

              Exhibit
              Number               Description
              ------               -----------

              4.3 Form of Convertible Note, dated February 29, 2008, issued to the following subscribers and in the following amounts: Whalehaven Capital Fund Limited ($250,000); Alpha Capital Anstalt ($250,000); and Excalibur Small Cap Opportunities LP ($200,000).

              10.44 Subscription Agreement, dated as of February 29, 2008, by and among BigString and Whalehaven Capital Fund Limited, Alpha Capital Anstalt and Excalibur Small Cap Opportunities LP, including Exhibit B - Form of Common Stock Purchase Warrant. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish copies of each of the following schedules and exhibits: Schedule 5(a) - Subsidiaries;
                                   Schedule 5(d) - Additional
                                   Issuances/Capitalization; Schedule 5(f) -
                                   Conflicts; Schedule 5(q) - Undisclosed
                                   Liabilities; Schedule 5(v) - Transfer Agent;
                                   Schedule 8 - Finder's Fee; Schedule 9(s) -
                                   Lockup Agreement Providers; Exhibit A - Form of Convertible Note (included as Exhibit

                                    4.2); Exhibit C - Form of Escrow Agreement;
                                    Exhibit D - Form of Giordano, Halleran &
                                    Ciesla, P.C. Legal Opinion; Exhibit E -
                                    Proposed Public Announcement (attached
                                    hereto as Exhibit 99.1); and Exhibit F -
                                    Form of Lock-Up Agreement.

              99.1 Press Release Re: BigString Corporation Closes on $700,000 Financing to Launch Marketing Strategies.

              99.2 Press Release Re: BigString Corporation Retains OTC Financial Network for Investor Relations Campaign.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                 BIGSTRING CORPORATION
                                       -----------------------------------------
                                                     (Registrant)



                                       By:  /s/ Darin M. Myman
                                           -------------------------------------
                                           Darin M. Myman
                                           President and Chief Executive Officer


Date:  March 5, 2008

                                  EXHIBIT INDEX

Exhibit
Number              Description
------              -----------

4.3 Form of Convertible Note, dated February 29, 2008, issued to the following subscribers and in the following amounts:
                    Whalehaven Capital Fund Limited ($250,000); Alpha Capital Anstalt ($250,000) and Excalibur Small Cap Opportunities LP ($200,000).

10.44 Subscription Agreement, dated as of February 29, 2008, by and among BigString and Whalehaven Capital Fund Limited, Alpha Capital Anstalt and Excalibur Small Cap Opportunities LP, including Exhibit B - Form of Common Stock Purchase Warrant. Upon the request of the Securities and Exchange Commission, BigString agrees to furnish copies of each of the following schedules and exhibits: Schedule 5(a) - Subsidiaries; Schedule 5(d) - Additional Issuances/Capitalization; Schedule 5(f) - Conflicts;
                    Schedule 5(q) - Undisclosed Liabilities; Schedule 5(v) - Transfer Agent; Schedule 8 - Finder's Fee; Schedule 9(s) - Lockup Agreement Providers; Exhibit A - Form of Convertible Note (included as Exhibit 4.2); Exhibit C - Form of Escrow Agreement; Exhibit D - Form of Giordano, Halleran & Ciesla, P.C. Legal Opinion; Exhibit E - Proposed Public Announcement (attached hereto as Exhibit 99.1); and Exhibit F - Form of Lock-Up Agreement.

99.1 Press Release Re: BigString Corporation Closes on $700,000 Financing to Launch Marketing Strategies.

99.2 Press Release Re: BigString Corporation Retains OTC Financial Network for Investor Relations Campaign.